Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
July 27, 2017

Farmers and Merchants Bancshares, Inc.	Contact: Mr. James R. Bosley, Jr.
4510 Lower Beckleysville Rd, Suite H	President
Hampstead, Maryland 21074	(410) 374-1510, ext.104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS OF $1.28 PER SHARE FOR THE SIX MONTHS ENDED JUNE 30, 2017

HAMPSTEAD, MARYLAND (July 27, 2017) – Farmers and Merchants Bancshares, Inc., the parent of Farmers and Merchants Bank (collectively the “Bank”), announced that net income for the six months ended June 30, 2017 was $2,118,446, or $1.28 per common share, compared to $1,852,656, or $1.12 per common share, for the same period in 2016. Net interest income for the six months ended June 30, 2017 was $434,437 higher than the same period last year due to a $40,161,425 increase in average interest earning assets, offset by a decline in the net yield on interest earning assets to 3.94% in 2017 from 4.15% in 2016. The net yield continues to decline as deposit rates have begun to rise and loan pricing continues to fall as a result of intense competition and the flattening yield curve.

Noninterest expense was $395,878 higher in the six months ended June 30, 2017 when compared to the same period last year. The primary reasons for the increase were higher compensation and benefit costs as a result of several new positions and normal salary increases, an increase in legal and professional costs incurred from the SEC registration process and the implementation of the new dividend reinvestment plan, and expenses of the captive insurance subsidiary. Income taxes declined by $211,600 during the first half of 2017 when compared to the first half of 2016 due to higher tax exempt revenue.

The Bank’s return on average equity during the six months ended June 30, 2017 was 10.75% compared to 9.89% during the same period in 2016. The Bank’s return on average assets was 1.09% in 2017 compared to 1.06% in 2016.

Net income for the three months ended June 30, 2017 was $1,134,889, or $0.69 per common share, compared to $913,477, or $0.55 per common share, for the same period in 2016.

Total assets of $400 million as of June 30, 2017 increased from $380 million at December 31, 2016. Loans increased to $324 million at June 30, 2017 compared to $295 million at December 31, 2016, an increase of 9.7%. Deposits increased to $318 million at June 30, 2017 compared to $303 million at December 31, 2016. The book value of the common stock of Farmers and Merchants Bancshares, Inc. was $24.90 per share at June 30, 2017, compared to $23.55 per share at December 31, 2016.

James R. Bosley, Jr., President and CEO, commented “We are proud to reach $400 million in total assets for the first time in the Bank’s history. The 2nd quarter has continued where the 1st quarter left off with strong growth in the loan portfolio and increased earnings despite continuing pressure on our interest margin and higher overhead costs.”

Farmers and Merchants Bank was chartered in Maryland in 1919, and is currently celebrating 97 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30 and Route 795 corridors from Owings Mills, Maryland to the Pennsylvania State line. The main office is located in Upperco, Maryland, with six additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, and Westminster. Shares of the Farmers and Merchants Bancshares, Inc. common stock are traded through NASDAQ’s Over-The-Counter Bulletin Board under the symbol “FMFG.OB”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30,	December 31,
	2017	2016
	(Unaudited)
Assets

Cash and due from banks	$8,069,467	$12,334,358
Federal funds sold and other interest-bearing deposits	1,064,038	978,557
Cash and cash equivalents	9,133,505	13,312,915
Certificate of deposit in other bank	100,000	100,000
Securities available for sale	31,773,618	34,385,939
Securities held to maturity	18,747,947	17,987,628
Federal Home Loan Bank stock, at cost	1,106,100	778,300
Mortgage loans held for sale	473,500	884,500
Loans, less allowance for loan losses of $2,490,014 and $2,363,086	324,044,052	295,286,572
Premises and equipment	5,301,948	5,449,678
Accrued interest receivable	942,647	956,963
Deferred income taxes	956,886	1,029,019
Other real estate owned	414,000	414,000
Bank owned life insurance	6,807,247	6,721,003
Other assets	576,405	2,524,842
	$400,377,855	$379,831,359

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$60,837,900	$62,791,835
Interest-bearing	257,005,012	239,923,301
Total deposits	317,842,912	302,715,136
Securities sold under repurchase agreements	21,003,860	27,226,159
Federal Home Loan Bank of Atlanta advances	18,000,000	9,000,000
Accrued interest payable	186,963	141,903
Other liabilities	2,102,661	1,735,884
	359,136,396	340,819,082
Stockholders' equity
Common stock, par value $.01 per share,
authorized 5,000,000 shares; issued and outstanding
1,656,390 shares in 2017 and 2016	16,564	16,564
Additional paid-in capital	26,562,919	26,562,919
Retained earnings	14,831,545	12,713,099
Accumulated other comprehensive income	(169,569)	(280,305)
	41,241,459	39,012,277
	$400,377,855	$379,831,359

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30		Six Month Ended June 30
	2017	2016	2017	2016

Interest income
Loans, including fees	$3,765,062	$3,383,179	$7,381,230	$6,848,668
Investment securities - taxable	173,807	207,362	369,552	389,142
Investment securities - tax exempt	154,853	123,185	302,107	229,922
Federal funds sold and other interest earning assets	28,038	17,434	45,483	35,008
Total interest income	4,121,760	3,731,160	8,098,372	7,502,740

Interest expense
Deposits	332,879	265,878	643,684	525,549
Securities sold under repurchase agreements	37,772	32,428	84,287	60,899
Federal Home Loan Bank advances and other borrowings	41,967	24,234	70,360	50,688
Total interest expense	412,618	322,540	798,331	637,136
Net interest income	3,709,142	3,408,620	7,300,041	6,865,604

Provision for loan losses	75,000	-	125,000	-

Net interest income after provision for loan losses	3,634,142	3,408,620	7,175,041	6,865,604

Noninterest income
Service charges on deposit accounts	176,110	180,878	353,000	371,062
Mortgage banking income	50,952	86,205	108,733	162,137
Bank owned life insurance income	43,328	45,847	86,244	88,544
Gain on sale of loans	217,563	-	217,563	-
Other fees and commissions	33,785	28,136	59,242	62,408
Total noninterest income	521,738	341,066	824,782	684,151

Noninterest expense
Salaries	1,232,977	1,116,375	2,391,872	2,212,281
Employee benefits	323,626	303,095	679,167	634,674
Occupancy	167,618	159,347	351,421	330,607
Furniture and equipment	169,887	165,253	334,656	305,603
Federal Deposit Insurance Premiums	54,035	53,314	84,232	107,307
Other	626,844	542,228	1,236,907	1,091,905
Total noninterest expense	2,574,987	2,339,612	5,078,255	4,682,377

Income before income taxes	1,580,893	1,410,074	2,921,568	2,867,378
Income taxes	446,004	496,597	803,122	1,014,722
Net income	$1,134,889	$913,477	$2,118,446	$1,852,656

Earnings per share - basic and diluted	$0.69	$0.55	$1.28	$1.12